Plexus Announces Fiscal First Quarter Financial Results
•Fiscal first quarter 2021 revenue of $830 million
•GAAP diluted EPS of $1.23
•Initiates fiscal second quarter 2021 revenue guidance of $860 to $900 million with GAAP diluted EPS of $1.17 to $1.32

NEENAH, WI – January 20, 2021 - Plexus (NASDAQ: PLXS) today announced financial results for our fiscal first quarter ended January 2, 2021, and guidance for our fiscal second quarter ending April 3, 2021.

	Three Months Ended
	Jan 2, 2021	Jan 2, 2021	Apr 3, 2021
	Q1F21 Results	Q1F21 Guidance	Q2F21 Guidance
Summary GAAP Items
Revenue (in millions)	$830	$810 to $850	$860 to $900
Operating margin	5.6%	4.9% to 5.3%	5.0% to 5.5%
Diluted EPS (1)	$1.23	$1.02 to $1.17	$1.17 to $1.32

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	16.3%
Economic return	8.2%

(1)	Includes stock-based compensation expense of $0.18 for Q1F21 results, $0.19 for Q1F21 guidance and $0.22 for Q2F21 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal First Quarter 2021 Information
•Won 35 manufacturing programs during the quarter representing $223 million in annualized revenue when fully ramped into production
•Trailing four quarter wins total, a record $1 billion in annualized revenue when fully ramped into production
•Purchased $22.8 million of our shares at an average price of $74.16 per share under our existing share repurchase programs. There remains $82.6 million outstanding of the $100 million that was authorized under the fiscal 2021 program.

Todd Kelsey, President and CEO, commented, “Our operations achieved strong results in the fiscal first quarter. We expanded GAAP operating margin to 5.6% through our focus on productivity improvements and expense management along with solid performance from our Engineering Solutions team. This operating margin represents the third consecutive quarter in excess of 5.0%. Revenue of $830 million was in line with our expectations and at the midpoint of our guidance. Through this combination, we delivered GAAP diluted earnings per share of $1.23, which was well above the top end of our guidance range.”

Mr. Kelsey continued, “Our go-to-market team’s sustained focus on leveraging our exceptional execution to drive new business development opportunities produced strong results again this past quarter. Within the fiscal first quarter, Plexus won 35 new programs including a meaningful number of new customer engagements. These wins represent $223 million in annualized revenue when fully ramped into production and contribute to our trailing four quarter wins total of a record $1.0 billion. In addition, we expanded Plexus’ funnel of qualified manufacturing opportunities by nearly $600 million from the prior quarter to a record $3.3 billion. This healthy rate of new program wins and the considerable expansion in the funnel of qualified opportunities should position us well to achieve our 9% to 12% revenue CAGR goal over the longer term.”

Patrick Jermain, Executive Vice President and CFO, commented, “With our exceptional operating performance, we delivered return on invested capital of 16.3%, sequentially improved by 230 basis points and the highest return delivered in more than three years. This result generated economic return of 820 basis points above our weighted average cost of capital, creating substantial shareholder value. Further, we continue to maintain a solid balance sheet. We ended the quarter with cash in excess of $350 million and no outstanding borrowing under our revolving credit facility while investing in working capital, capital expenditures and our share repurchase program. We reconfirm our fiscal 2021 expectation for free cash flow of approximately $100 million.”

Mr. Kelsey concluded, “We anticipate a robust fiscal second quarter due to expected increases in medical equipment demand, recent strengthening in our Industrial Sector and sustained operational excellence. We are guiding revenue of $860 to $900 million, GAAP operating margin in the range of 5.0% to 5.5% and GAAP diluted earnings per share of $1.17 to $1.32. Our guidance assumes that COVID-19 will not materially impact end markets or our operations beyond what has already occurred. Long-term visibility into end markets remains limited, yet our history of strong execution provides the opportunity to continue to capture potential upside demand that may arise. Looking to the second half of fiscal 2021, while we currently anticipate revenue relatively consistent with the fiscal second quarter guidance and operating margin to moderate from the fiscal first quarter result, we believe Plexus is positioned to drive strong EPS growth for fiscal 2021.”

Quarterly Comparison	Three Months Ended
(in thousands, except EPS)	Jan 2, 2021	Oct 3, 2020	Jan 4, 2020
Revenue	$830,355	$913,227	$852,409
Gross profit	79,277	89,190	79,190
Operating income	46,866	50,376	39,934
Net income	36,199	37,705	31,006
Diluted EPS	1.23	1.26	1.03
Adjusted net income (1)	36,199	37,705	30,192
Adjusted diluted EPS (1)	1.23	1.26	1.00

Gross margin	9.5%	9.8%	9.3%
Operating margin	5.6%	5.5%	4.7%

ROIC (1)	16.3%	14.0%	14.7%
Economic return (1)	8.2%	5.2%	5.9%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted net income, adjusted diluted EPS, ROIC and economic return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 55% of revenue during the fiscal first quarter of 2021, down one percentage point from the fiscal fourth quarter of 2020.

Business Segments ($ in millions)	Three Months Ended
	Jan 2, 2021	Oct 3, 2020	Jan 4, 2020
Americas	$327	$334	$353
Asia-Pacific	451	503	451
Europe, Middle East, and Africa	79	99	85
Elimination of inter-segment sales	(27)	(23)	(37)
Total Revenue	$830	$913	$852

Market Sectors ($ in millions)	Three Months Ended
	Jan 2, 2021		Oct 3, 2020		Jan 4, 2020
Industrial (1)	$378	46%	$427	46%	$368	43%
Healthcare/Life Sciences	319	38%	345	38%	312	37%
Aerospace/Defense	133	16%	141	16%	172	20%
Total Revenue	$830		$913		$852

(1) During the three months ended January 2, 2021, Plexus consolidated the previously reported Industrial/Commercial and Communications market sectors to form the Industrial market sector. Prior period amounts have been reclassified to conform to the current period presentation.

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations.  For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for the fiscal first quarter was 16.3%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a two-quarter period for the fiscal first quarter. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2021 is 8.1%. ROIC for the fiscal first quarter less Plexus’ weighted average cost of capital resulted in an economic return of 8.2%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended January 2, 2021, cash flows provided by operations was $6.7 million, less capital expenditures of $15.9 million, resulting in negative free cash flow of $9.2 million.

Cash Cycle Days	Three Months Ended
	Jan 2, 2021	Oct 3, 2020	Jan 4, 2020
Days in Accounts Receivable	53	48	49
Days in Contract Assets	12	11	12
Days in Inventory	93	85	87
Days in Accounts Payable	(59)	(57)	(61)
Days in Cash Deposits	(19)	(18)	(16)
Annualized Cash Cycle *	80	69	71
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2021 Q1 Earnings Conference Call and Webcast
When:	Thursday, January 21, 2021 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal first quarter 2021 results will also be made available ahead of the conference call.

Conference Call: +1.866.922.5180 with passcode: 8662208

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 8662208

Investor and Media Contact
Shawn Harrison
+1.920.751.3612
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of approximately 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments.  Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle.  For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform, any tax law changes as a result of change in the U.S. presidential administration, and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2020 Form 10-K and any subsequently filed Form 10-Q.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Jan 2,	Jan 4,
	2021	2020
Net sales	$830,355	$852,409
Cost of sales	751,078	773,219
Gross profit	79,277	79,190
Selling and administrative expenses	32,411	39,256
Operating income	46,866	39,934
Other income (expense):
Interest expense	(4,086)	(4,132)
Interest income	374	645
Miscellaneous, net	(1,518)	(2,173)
Income before income taxes	41,636	34,274
Income tax expense	5,437	3,268
Net income	$36,199	$31,006
Earnings per share:
Basic	$1.25	$1.06
Diluted	$1.23	$1.03
Weighted average shares outstanding:
Basic	28,861	29,147
Diluted	29,539	30,065

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Jan 2,	Oct 3,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$356,724	$385,807
Restricted cash	209	2,087
Accounts receivable	484,672	482,086
Contract assets	113,225	113,946
Inventories	764,322	763,461
Prepaid expenses and other	39,194	31,772
Total current assets	1,758,346	1,779,159
Property, plant and equipment, net	381,612	383,661
Operating lease right-of-use assets	71,296	69,879
Deferred income taxes	21,446	21,422
Other	39,358	35,727
Total non-current assets	513,712	510,689
Total assets	$2,272,058	$2,289,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$148,408	$146,829
Accounts payable	488,969	516,297
Customer deposits	155,911	159,972
Accrued salaries and wages	60,332	76,927
Other accrued liabilities	101,836	103,492
Total current liabilities	955,456	1,003,517
Long-term debt and finance lease obligations, net of current portion	188,148	187,975
Accrued income taxes payable	53,618	53,899
Long-term operating lease liabilities	37,052	36,779
Deferred income taxes	6,596	6,433
Other liabilities	24,229	23,765
Total non-current liabilities	309,643	308,851
Total liabilities	1,265,099	1,312,368
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,596 and 53,525 shares issued, respectively,
and 28,766 and 29,002 shares outstanding, respectively	536	535
Additional paid-in-capital	624,859	621,564
Common stock held in treasury, at cost, 24,830 and 24,523, respectively	(957,410)	(934,639)
Retained earnings	1,331,278	1,295,079
Accumulated other comprehensive loss	7,696	(5,059)
Total shareholders’ equity	1,006,959	977,480
Total liabilities and shareholders’ equity	$2,272,058	$2,289,848

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Jan 2,	Oct 3,	Jan 4,
	2021	2020	2020
Operating income, as reported	$46,866	$50,376	$39,934
Operating margin, as reported	5.6%	5.5%	4.7%

Net income, as reported	$36,199	$37,705	$31,006

Non-GAAP adjustments:
Special tax impacts (1)	—	—	(814)
Adjusted net income	$36,199	$37,705	$30,192

Diluted earnings per share, as reported	$1.23	$1.26	$1.03

Non-GAAP per share adjustments:
Special tax impacts (1)	—	—	(0.03)
Adjusted diluted earnings per share	$1.23	$1.26	$1.00

(1)
During the three months ended January 4, 2020, there were $1.9M in tax benefits related to US foreign tax credit regulations issued during the quarter, partially offset by $1.1M of tax expense as a result of special tax items.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Three Months Ended		Twelve Months Ended		Three Months Ended
	Jan 2,		Oct 3,		Jan 4,
	2021		2020		2020
Operating income, as reported		$46,866		$153,372		$39,934
Restructuring and impairment charges	+	—	+	6,003	+	—
Adjusted operating income		$46,866		$159,375		$39,934
	x	4			x	4

Adjusted annualized operating income		$187,464		$159,375		$159,736
Adjusted effective tax rate	x	13%	x	14%	x	13%
Tax impact		24,370		22,313		20,766
Adjusted operating income (tax effected)		$163,094		$137,062		$138,970

Average invested capital	÷	$1,002,087	÷	$978,939	÷	$942,793

ROIC		16.3%		14.0%		14.7%
Weighted average cost of capital	-	8.1%	-	8.8%	-	8.8%
Economic return		8.2%		5.2%		5.9%

	Three Months Ended
Average Invested Capital	Jan 2,	Oct 3,	Jul 4,	Apr 4,	Jan 4,	Sept 28,
Calculations	2021	2020	2020	2020	2020	2019
Equity	$1,006,959	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	148,408	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	9,351	7,724	8,061	8,546	9,185	—
Debt and finance lease obligations - long-term	188,148	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	37,052	36,779	38,077	39,617	36,473	—
Less:
Cash and cash equivalents	(356,724)	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$1,033,194	$970,980	$1,029,033	$1,009,098	$955,790	$929,795

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the fiscal first quarter of 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.